Exhibit 10.3

TECHNOLOGY ACQUISITION AGREEMENT

This Technology Acquisition Agreement (Agreement) dated effective as of February 5, 2021 (the Effective Date) is by and between AdvEn Industries Inc., an Alberta corporation, with offices located in the City of Edmonton, Province of Alberta (the Corporation) and AdvEn Bitumen Innovation Inc., an Alberta corporation, with offices located in the City of Edmonton, Province of Alberta (Acquiror) (collectively, the Parties or each individually, a Party).

WHEREAS:

A.	The Corporation has developed, and is the owner of, the Activated Carbon Technology, the Carbon Fibre Technology, and the Solid Bitumen Technology.

B.	The Acquiror desires to acquire the exclusive right to use and exploit the Solid Bitumen Technology in the Territory and develop, own, and exploit all Improvements related thereto, pursuant to and in accordance with the terms of this Agreement.

C.	The Corporation has granted Tangold Inc. (Tangold) the exclusive right to use and exploit the Carbon Fibre Technology in the Territory and develop, own, and exploit all improvements related thereto.

NOW THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions. For purposes of this Agreement, the following terms have the following meanings:

(a)	Acquiror has the meaning set forth in the preamble.

(b)	Activated Carbon Technology means the Patents and Know-How, each for use in the field of activated carbons and activated carbon feedstock, including carbonized solid bitumen using solid bitumen as feedstock.

(c)	Agreement has the meaning set forth in the preamble.

(d)	Assignee has the meaning set forth in Section 13.6.

(e)	Assignor has the meaning set forth in Section 13.6.

(f)	Bankruptcy Event has the meaning set forth in Section 12.2(b).

(g)	Business Day means a day other than a Saturday, Sunday, or other day on which commercial banks in Edmonton, Alberta are authorized or required by Law to be closed for business.

(h)	Carbon Fibre Technology means the Patents and Know-How, each for use in the field of carbon fibre and carbon fibre feedstock, including solid bitumen as feedstock for any use, with a melting point greater than or equal to 150 degrees Celsius.

(i)	Confidential Information means all non-public, confidential, or proprietary information of the Disclosing Party, whether in oral, written, electronic, or other form or media, including information that is marked, designated, or otherwise identified as “confidential” and any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary. Confidential Information does not include information that the Receiving Party can demonstrate by documentation: (i) was already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (ii) was or is independently developed by the Receiving Party without reference to or use of any Confidential Information; (iii) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; or (vi) was received by the Receiving Party from a third party who was not, at the time of receipt, under any obligation to the Disclosing Party or any other Person to maintain the confidentiality of such information. For the avoidance of doubt and subject to above exclusions (i)-(iv), Confidential Information includes the Patents and the Know-How.

(j)	Consideration Shares means 26,000,000 class A voting common shares in the authorized capital issued at a deemed issue price of C$0.0277 per share.

(k)	Cost Amount, subject to any adjustments to be made pursuant to subsection 85(1) of the ITA, has the same meaning as that term is defined in subsection 248(1) of the ITA.

(l)	Corporation has the meaning set forth in the preamble.

(m)	Disclosing Party has the meaning set forth in Section 8.1.

(n)	Effective Date has the meaning set forth in the preamble.

(o)	Elected Amount means the amount jointly elected by the Parties pursuant to Section 4.4. below and as set out in Schedule A.

(p)	Fair Market Value means C$720,000.00, being the fair market value of the Solid Bitumen Technology as at the Effective Date, determined by an independent Chartered Business Valuator in good standing with The Canadian Institute of Chartered Business Valuators.

(q)	Governmental Authority means any federal, state, national, supranational, local, or other government, whether domestic or foreign, including any subdivision, department, agency, instrumentality, authority (including any regulatory authority), commission, board, or bureau thereof, or any court, tribunal, or arbitrator.

(r)	Improvement means any modification of or improvement or enhancement relating to the Solid Bitumen Technology.

(s)	Indemnitee has the meaning set forth in Section 11.1.

(t)	Independent Action has the meaning set forth in Section 5.2.

(u)	Infringement has the meaning set forth in Section 6.1.

(v)	ITA means the Income Tax ITA (Canada).

(w)	Know-How means any and all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs, and other knowledge, information, skills, and materials owned by Corporation and useful in the manufacture, sale, or use of the Products or Process, existing as of the Effective Date.

(x)	Law means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

(y)	Losses means all losses, damages, liabilities, costs, and expenses, including reasonable attorneys’ fees and other litigation costs.

(z)	Optionee has the meaning set forth in Section 12.3.

(aa)	Party has the meaning set forth in the preamble.

(bb)	Patent means any of: (a) the Priority Patent Application; (b) any patent application that claims priority to the patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, re- examinations, substitutions or extensions thereof; (d) any foreign counterpart (including Patent Cooperation Treaty application(s)) of any patent or patent application identified in (a), (b) or (c); and (e) any supplementary protection certificates, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (d).

(cc)	Person means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

(dd)	Process means any process or part thereof the use, practice, sale, offer for sale, of which would constitute, but for the rights acquired by the Acquiror pursuant to and in accordance with this Agreement, an infringement of any Valid Claim.

(ee)	Products means any service or product, or part thereof the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the rights acquired by the Acquiror pursuant to and in accordance with this Agreement, an infringement of any Valid Claim.

(ff)	Priority Patent Application means U.S. Provisional Patent Application No. 63/092,912.

(gg)	Prosecution Action has the meaning set forth in Section 5.1.

(hh)	Receiving Party has the meaning set forth in Section 8.1.

(ii)	Representatives means a Party’s employees, officers, directors, consultants, and legal advisors.

(jj)	Sell-Off Period has the meaning set forth in Section 12.4.

(kk)	Solid Bitumen Technology means the Patents and Know-How, each for use in the field of solid bitumen, including as feedstock for any use, with a melting point less than 150 degrees Celsius, but specifically excluding use in the respective fields of the Activated Carbon Technology and the Carbon Fibre Technology.

(ll)	Tangold has the meaning set forth in the preamble.

(mm)	Tangold Entity means Tangold or its permitted successor or Assignee.

(nn)	Term has the meaning set forth in Section 12.1.

(oo)	Territory means worldwide.

(pp)	Third-party Action has the meaning set forth in Section 11.1.

(qq)	Valid Claim means, on a country-by-country basis, a claim of a pending application, or an unexpired issued or granted patent of the Patents, as long as the claim has not been admitted by Corporation or otherwise caused to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by a Governmental Authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

2.	Solid Bitumen Technology.

2.1 Grant, Transfer, and Acquisition of Rights. Subject to the terms and conditions of this Agreement, the Corporation hereby grants, transfers, and conveys to the Acquiror, and the Acquiror hereby acquires from the Corporation, during the Term an exclusive, sublicensable (only in accordance with Section 2.3), transferable (only in accordance with Section 13.6) right and license to use and exploit the Solid Bitumen Technology including to make, use, offer to sell, sell, and import Products and to practice Processes in the Territory in the field of the Solid Bitumen Technology.

2.2 Restrictions on Corporation. The Corporation shall neither itself nor grant others the right to make, use, offer to sell, sell, or import Products or Practice the Processes in the field of the Solid Bitumen Technology during the Term in in the Territory.

2.3 Sublicensing. The Corporation hereby grants, transfers, and conveys to the Acquiror the right to sublicense all and any of its rights to and in respect of the Solid Bitumen Technology. The granting of any such sublicenses will be at the Acquiror’s sole and exclusive discretion and Acquiror will have the sole and exclusive power to determine the identity of any sublicensee, the applicable fees or royalty rates, if any, and other terms and conditions of the sublicense; provided, that the Acquiror will ensure that no sublicense may exceed the scope of rights granted to the Acquiror pursuant to and in accordance with this Agreement and each sublicensee agrees to be bound by the applicable terms and conditions of this Agreement. The Acquiror shall enforce all sublicenses at its own cost and shall be responsible for the acts and omissions of its sublicensees. In the event of the termination or expiration of this Agreement, all sublicense rights will terminate effective as of the termination or expiration of this Agreement.

2.4	Improvements.

(a)	All right, title, and interest in any Improvement conceived, made, reduced to practice, or acquired by the Acquiror during the Term of this Agreement, and all of the Acquiror’s right, title, and interest in any patents and patent applications claiming any such Improvements, will as between the Parties, remain the sole and exclusive property of the Acquiror, provided that the Acquiror hereby grants to the Corporation an exclusive, worldwide, royalty-free, transferable, license, with the right to grant sublicenses, under its right, title, and interest in such Improvements, patents, and patent applications in the fields of the Carbon Fibre Technology and the Activated Carbon Technology. Acquiror shall disclose each Improvement to the Corporation within 30 days after it is conceived, made, reduced to practice, or acquired.

(b)	All right, title, and interest in any Improvement conceived, made, or reduced to practice, or acquired by the Corporation during the Term of this Agreement, and all of Corporation’s patents and patent applications claiming any such Improvements, will as between the Parties, remain the sole and exclusive property of the Corporation, provided that all such Improvements, patents, and patent applications shall be included within the scope of Solid Bitumen Technology (as a Patent in the case of patents and patent applications or as Know-how otherwise), and subject to all of the Acquiror’s rights and obligations hereunder in relation to Solid Bitumen Technology.

2.5 Transfer of Know-How. Promptly after the Effective Date or within thirty days upon being conceived, made, reduced to practice, or acquired by the Corporation, the Corporation shall deliver the Know-How to the Acquiror in such form and media as the Acquiror may reasonably request. For the avoidance of doubt, all Know-How delivered to the Acquiror hereunder is the Corporation’s Confidential Information and subject to the confidentiality and non-disclosure obligations under Section 8, and the Acquiror’s use of any documentation, materials, or other information concerning the Know-How provided under this Section 2.5 is subject to the terms and conditions of this Agreement, including the scope of the rights granted to the Acquiror under Article 2. Upon the Acquiror’s reasonable request, the Corporation shall make available one or more of its technical personnel to provide the Acquiror with reasonable technical assistance concerning the Know-How with reasonable compensation to the Acquiror for the technical personnel’s time and reasonable travel expenses.

3.	Payments.

3.1 In consideration for the rights granted, transferred, and conveyed to the Acquiror hereunder, the Acquiror shall pay to the Corporation on a non-refundable basis an amount equal to the Fair Market Value and by issuing the Consideration Shares to the Corporation.

3.2 No royalties are payable by the Acquiror to the Corporation.

3.3 Section 85(1) Election. The Parties will jointly elect and the Corporation shall file in the prescribed form and within the prescribed time under subsection 85(6) of the ITA and under the corresponding sections of any applicable provincial statute electing an agreed amount with respect to the Consideration Shares (as consideration for the acquisition of the rights granted to and acquired by the Acquiror with respect to the Solid Bitumen Technology hereunder) in accordance with Schedule A, which Elected Amount shall be, pursuant to subsection 85(1) of the ITA, the Corporation’s proceeds of disposition and the Acquiror’s cost of the Solid Bitumen Technology, pursuant to and in accordance with the terms of this Agreement.

3.4 Price Adjustment. In the event of any income tax assessment or reassessment (the Tax Notice) against either the Corporation or the Acquiror with respect to the Consideration Shares (as consideration for the acquisition of the rights granted to and acquired by the Acquiror with respect to the Solid Bitumen Technology hereunder), which adjusts:

(a)	the Cost Amount;

(b)	the Elected Amount; or

(c)	the Fair Market Value,

of the Solid Bitumen Technology, then the Party so assessed or reassessed (the First Party) shall immediately give notice to the other Party of the Tax Notice. At the same time the First Party shall indicate whether or not the First Party will pursue a conscientious objection to the Tax Notice. In the event that the First Party does not propose to pursue such objection to the Tax Notice, the other Party shall have 30 days from the receipt of the notice to advise the First Party of its desire to oppose the Tax Notice (the Objecting Party). In that event, the Objecting Party shall have full authority to conscientiously prosecute an objection on behalf of the First Party and the First Party agrees to cooperate fully in respect of such objection, including the filing of documents, attendance at meetings and doing such other acts and things as may reasonably be required by the Objecting Party.

3.5 In the event that:

(a)	no Party seeks to pursue an objection to the Tax Notice;

(b)	all appeal rights in respect of the Tax Notice have expired without appeals having been taken; or

(c)	a court or tribunal having jurisdiction in the matter has decided to uphold the determination contained in the Tax Notice or has decided that the Cost Amount or the Fair Market Value is an amount (the Court Determined Amount) which is equal to neither the amount set out in the Tax Notice nor the value of the Consideration Shares and: (i) all appeal rights in respect of such decision have been exhausted or have expired without appeals having been taken; or (ii) the Parties agree with such decision, then the Cost Amount, the Elected Amount, or the Fair Market Value, as the case may be, of the relevant property or properties set forth in the Tax Notice or, where the Court Determined Amount is different than the amount set forth in the Tax Notice, the Court Determined Amount, shall constitute the Cost Amount, the Elected Amount, or the Fair Market Value of the Solid Bitumen Technology for the purposes of this Agreement, so as to effect an automatic adjustment in the Elected Amount or the value of the Consideration Shares, if necessary and appropriate. If relevant, the consideration as represented by the Consideration Shares shall be adjusted in accordance with the Articles of Incorporation of the Acquiror as registered with the Registrar of Corporations in the Province of Alberta.

3.6 Should an objection to the Tax Notice be initially pursued and the Objecting Party wishes to abandon further pursuit by terminating any negotiations, by accepting a settlement proposal with the Canada Revenue Agency, or by not appealing a judgment of a court of competent jurisdiction, or by any other means whatever, then such Objecting Party shall give full details and immediate notice (Notice to Desist) to the other Party. If within 20 days of receipt of the Notice to Desist, the other Party fails to deliver a notice of its desire to continue such objection (Notice to Continue), then the Objecting Party shall be entitled to consummate the settlement proposal with the Canada Revenue Agency, adopt a judgment, or abandon any further pursuit of the matter. In that event, the Cost Amount, the Elected Amount, or the Fair Market Value as thus determined shall be the Elected Amount (if necessary and appropriate) or amount of the Consideration Shares. The value of the Consideration Shares shall be adjusted as required. Should a Notice to Continue be delivered as aforesaid by the other Party, the provisions of this paragraph shall apply mutatis mutandis thereto.

3.7 It is the intention of the Parties that the transaction contemplated by this Agreement take place on a tax-deferred basis, such that no capital gains shall be realized by the Corporation on its disposition of the Solid Bitumen Technology, and this Article 3 shall be interpreted on such basis. For greater certainty, unless otherwise agreed between the Parties, where the application of this Article 3 results in an adjustment to the Cost Amount of the Solid Bitumen Technology, the Elected Amount shall, if reasonable or appropriate, be adjusted on a retroactive basis to be equal to such amount as would give effect to the joint intention expressed in this Article 3, and either the Corporation and the Acquiror may make such filings as may be necessary to give effect to such adjustment to the Elected Amount.

4.	Records and Audit.

4.1 Acquiror is not required to maintain record(s) for the benefit of the Corporation.

4.2 Acquiror is not required to conduct an audit, or permit an auditor to audit, for the benefit of the Corporation.

5.	Patent Prosecution and Maintenance.

5.1 Patent Prosecution and Maintenance. Subject to Section 5.2, for each patent application and patent included within the Patents, the Corporation shall:

(a)	prepare, file, prosecute, and maintain all applications and registrations for the Patents (each a Prosecution Action), including without limitation selection of filing jurisdictions and any amendment, using reasonable care and skill and using counsel reasonably acceptable to Acquiror;

(b)	shall solicit and consider in good faith all input including request of Acquiror in making decisions relating to Prosecution Actions, but is permitted to give equal weight to the input of the Acquiror, input of the Tangold Entity, and Corporation’s own input;

(c)	keep the Acquiror informed of the filing and progress of all aspects of the prosecution of such patent application and the issuance of patents from any such patent application;

(d)	provide the Acquiror with a copy of such patent application, amendments thereto, and other related correspondence to and from patent offices, and, to the extent reasonably practicable, permit the Acquiror an opportunity to offer its input thereon before making a submission to a patent office, and the Corporation shall consider such input in good faith pursuant to Section 5.1(b);

(e)	consult with the Acquiror concerning any decisions that could affect the scope or enforcement of any issued claims or the potential abandonment of such patent application or patent and permit the Acquiror an opportunity to offer its input before implementing any such decisions, and the Corporation shall consider such input in good faith pursuant to Section 5.1(b); and

(f)	notify the Acquiror in writing of any changes in the scope or status of such patent or patent application.

5.2 Independent Action. In the event that the Corporation declines to take a Prosecution Action, as requested by the Acquiror:

(a)	the Corporation shall notify the Acquiror in writing, to the extent possible, at least 30 days in advance of the due date of the declined Prosecution Action; and

(b)	the Acquiror has the right to require the Corporation to take the declined Prosecution Action provided that the Acquiror agree to bears all costs for the Prosecution Action (the Independent Action). The Corporation shall take the Independent Action at the Acquiror’s request, to the extent reasonable and to the extent the Independent Action does not prejudice the rights of the Corporation.

5.3 Costs. Subject to Section 5.2, the Parties agree that all reasonable expenses incurred by the Corporation after the Effective Date for Prosecution Actions will be shared in equal parts by the Corporation, the Acquiror, and the Tangold Entity, with the exception of expenses for Independent Actions pursuant to Section 5.2 which shall be born solely by the Acquiror. The Acquiror shall reimburse the Corporation for its portion of the foregoing expenses within 30 days receiving from the Corporation documentation evidencing such expenses.

6.	Enforcement of Intellectual Property Rights.

6.1 Notice of Infringement or Third-Party Claims. If either Party becomes aware of any suspected infringement of any intellectual property rights included in the Solid Bitumen Technology by a third party in the Territory (an Infringement), such Party shall promptly notify the other Party and provide it with all details of such Infringement, as applicable, that are known by such Party.

6.2 Right to Bring Action. The Acquiror shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. If the Acquiror does not take action in the prosecution, prevention, or termination of any Infringement pursuant to this Section 6.2, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within 90 days after receipt of notice to the Acquiror by the Corporation of the existence of an Infringement, the Corporation may elect to do so.

6.3 Cooperation, Recovery, and Settlement. In the event a Party undertakes the enforcement of any intellectual property rights in accordance with Section 6.2:

(a)	the other Party shall provide all reasonable cooperation and assistance, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and being joined as a party to such action as necessary to establish standing, provided that such Party reimburses the other Party promptly for any costs and expenses incurred in connection with providing such assistance, including reasonable attorneys’ fees.

(b)	such Party may settle any such suit, action, or other proceeding, whether by consent order, settlement, or other voluntary final disposition, without the prior written approval of the other Party, provided that the Corporation shall not settle any such suit, action, or other proceeding in a manner that adversely affects the rights of the Acquiror concerning the Solid Bitumen Technology without the Acquiror’s prior written consent.

6.4 Recovery. Any recovery, damages, or settlement funds derived from enforcement of intellectual property rights in accordance with Section 6.2 will be retained by the enforcing Party.

6.5 Invalidity or Unenforceability. If any suit, action, or other proceeding alleging invalidity or unenforceability of any patent claim with the Patents is brought against the Acquiror or any sublicensee, the Acquiror shall promptly notify the Corporation in writing and the Corporation, at its option, will have the right, within 30 days of receiving such notice, to take over the sole defense of the invalidity and/or unenforceability aspect of the suit, action, or other proceeding at its own expense.

7.	Compliance with Laws.

7.1 Recordation of Agreement. If recordation of this Agreement or any part of it with a national or supranational Governmental Authority is necessary for the Acquiror to fully enjoy the rights, privileges, and benefits of this Agreement, then the Acquiror may, at its own expense, record this Agreement or all such parts of this Agreement and information concerning the rights granted to the Acquiror hereunder with each such appropriate national or supranational Governmental Authority.

8.	Confidentiality.

8.1 Confidentiality Obligations. Each Party (the Receiving Party) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Party (the Disclosing Party). As a condition to being furnished with Confidential Information, the Receiving Party shall:

(a)	not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

(b)	maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 8.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i)	have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights with respect to such Confidential Information, under this Agreement;

(ii)	have been apprised of this restriction; and

(iii)	are themselves bound by written nondisclosure agreements at least as restrictive as those set out in this Article 8, b provided further that the Receiving Party will be responsible for ensuring its Representatives’ compliance with, and will be liable for any breach by its Representatives of, this Article 8.

(c)	use reasonable care, at least as protective as the efforts it uses with respect to its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

8.2 Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(a)	provide prompt written notice to the Disclosing Party so the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under Article 8; and

(b)	disclose only the portion of Confidential Information it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Article 8, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

9.	Representations and Warranties.

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a)	it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b)	it has, and throughout the Term will retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c)	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and

(d)	when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

9.2	Corporation’s Representations and Warranties. Corporation represents and warrants that:

(a)	it is the sole and exclusive owners of the entire right, title, and interest in and to the Solid Bitumen Technology;

(b)	it has, and throughout the Term will retain, the right to grant, transfer and convey the rights granted, transferred, and conveyed to the Acquiror hereunder, and it has not granted, and is not under any obligation to grant, to any third party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the Solid Bitumen Technology; and

(c)	there is no settled, pending, or to its knowledge threatened litigation, claim, or proceeding alleging that any Patent is invalid or unenforceable, and it has no knowledge after reasonable investigation of any factual, legal, or other reasonable basis for any such litigation, claim, or proceeding.

10. Exclusion of Consequential and Other Indirect Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER THE CORPORATION NOR THE ACQUIROR WILL BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE AND THE PARTY AGAINST WHOM LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED REMEDY OF ITS ESSENTIAL PURPOSE.

11.	Indemnification.

11.1 Indemnification. Each Party (the Indemnitor) shall indemnify, defend, and hold harmless the other Party and its officers, directors, employees, agents, successors, and assigns (each, an Indemnitee) against all Losses arising out of or resulting from any third-party claim, suit, action, or proceeding (each a Third-Party Action) related to, arising out of, or resulting from Indemnitor’s breach of any representation, warranty, covenant, or obligation under this Agreement.

11.2 Acquiror’s Indem nification. The Acquiror shall indemnify defend, and hold harmless the Corporation and its officers, directors, employees, agents, successors, and assigns against all Losses arising out of or resulting from any Third-party Action related to, arising out of, or resulting from the Acquiror’s use, sale, transfer, or other disposition by the Acquiror or its sublicensee of the Products or the Process.

11.3 Indemnification Procedure. An Indemnitee shall promptly notify the Indemnitor in writing of any Third-party Action and cooperate with Indemnitor at the Indemnitor’s sole cost and expense. The Indemnitor shall immediately take control of the defense and investigation of the Third-party Action and shall employ counsel reasonably acceptable to Indemnitee to handle and defend the same, at the Indemnitor’s sole cost and expense. The Indemnitor shall not settle any Third-party Action in a manner that adversely affects the rights of any Indemnitee without the Indemnitee’s prior written consent. The Indemnitee’s failure to perform any obligations under this Section 11.3 shall not relieve the Indemnitor of its obligation under this Section 11.3 except to the extent the Indemnitor can demonstrate that it has been materially prejudiced as a result of the failure. The Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

12.	Term and Termination.

12.1 Term. This Agreement is effective as of the Effective Date and, unless terminated earlier in accordance with Section 12.2, will continue in full force and effect on a Product-by-Product and country- by-country basis until the expiration of the last to expire Valid Claim of a Patent in such country (the Term).

12.2	Termination.

(a)	The Acquiror may terminate this Agreement at any time without cause, and without incurring any additional obligation, liability, or penalty, by providing at least 60 days’ prior written notice to the Corporation.

(b)	Either Party may terminate this Agreement, effective immediately, if the other Party: (i) is dissolved or liquidated or takes any corporate action for such purpose; (ii) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (iii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law; (iv) makes or seeks to make a general assignment for the benefit of its creditors; or (v) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business (each a Bankruptcy Event).

12.3	Option to Purchase on Termination.

(a)	In the event of a Bankruptcy Event of the Corporation and termination of this Agreement by the Acquiror pursuant to Section 12.2(c), the Acquiror shall have an option to purchase ownership of the Patents and Know-How from the Corporation at a fair market value determined by a valuator reasonably agreed upon by the Corporation and the Acquiror, provided that the Acquiror acknowledges that the Corporation has granted or may grant a similar option to Tangold, and in the event that both the Acquiror and the Tangold Entity (each, an Optionee) exercise their respective options to purchase the Patents and Know-How from Corporation then the Corporation shall have the right to sell the Patents and Know-How to the Optionee that makes an offer on the most favourable terms.

(b)	If the Acquiror acquires the Patents and Know-How pursuant to Section 12.3(a), then the Acquiror agrees to be bound by applicable terms and conditions of any licenses to and under the Patents and Know-How to any third parties including the Tangold Entity.

(c)	If the Acquiror acquires the Patents and Know-How pursuant to Section 12.3(a), at the request of the Corporation, the Acquiror shall negotiate with Corporation in good faith to grant a license on commercially reasonable terms in and to the Activated Carbon Technology for use by the Corporation during and after the Bankruptcy Event.

12.4 Sell-Off Period. For a period of 90 days after the effective date of the termination of this Agreement (the Sell-Off Period), the Acquiror and its sublicensees, will have the right to sell or otherwise dispose of all existing Products in its possession, custody, or control and to complete the manufacture of and sell or otherwise dispose of all Products in the course of manufacture as of the effective date of termination, in each case, in accordance with the applicable terms and conditions of this Agreement.

12.5 Survival. The rights and obligations of the Parties set forth in this Section 12.5 and Section 1 (Definitions), Section 8 (Confidentiality), Section 9 (Representations and Warranties), Section 10 (Exclusion of Consequential and Other Indirect Damages), Section 11 (Indemnification), Section 12.3 (Option to Purchase on Termination), Section 12.4 (Sell-off Period) and Section 13 (Miscellaneous), and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

13.	Miscellaneous.

13.1 Further Assurances. Each Party shall, upon the reasonable request, and at the sole cost and expense, of the other Party, execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

13.2 Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party has authority to contract for or bind the other Party in any manner whatsoever.

13.3 No Public Statements. Neither Party may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party.

13.4 Notices. All notices, requests, consents, claims, demands, waivers, and other communications (other than routine communications having no legal effect) must be in writing and sent to the respective Party at the addresses indicated below (or such other address for a Party as may be specified in a notice given in accordance with this Section 13.4):

If to Corporation:	9407-3 20 Avenue NW Edmonton, Alberta T6N 1E5
Telephone: +1 (780)-395-7919
E-mail: yanguang.yuan@adven-industries.com
Attention: Yanguang Yuan

If to Acquiror:	1400, 350 – 7 Avenue SW Calgary, Alberta T2P 3N9
Telephone: +1 (780)-395-7919
E-mail: yanguang.yuan@adven-industries.com
Attention: Yanguang Yuan

Notices sent in accordance with this Section 13.4 will be deemed effective: (a) when received or delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

13.5 Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule or other document, the following order of precedence will govern: (a) first, this Agreement, excluding its Schedules; and (b) second, the Schedules to this Agreement as of the Effective Date.

13.6 Assignment. Each Party (the Assignor) may freely assign or otherwise transfer all of its rights, or delegate or otherwise transfer all of its obligations or performance, under this Agreement to a third party (the Assignee) without the other Party’s consent provided the Assignee agrees to all the covenants and obligations of this Agreement and takes the place of the Assignor with respect to this Agreement. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns. No delegation or other transfer will relieve a Party of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 13.6 is void.

13.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under, or by reason of this Agreement.

13.8 Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

13.9 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.10 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein, without regard to conflict of law principles. Any claim or dispute arising from or under this Agreement must be brought in the City of Edmonton, Alberta and each party attorns to the jurisdiction of the courts of Alberta with respect to any claim or dispute arising from this Agreement.

13.11 Counterparts. This Agreement may be executed in one or more counterparts, including counterparts executed by way of electronic signature, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement. The Parties shall be entitled to rely on delivery of a copy delivered by facsimile or other means of electronic transmission (including by way of DocuSign or other similar application) of the executed Agreement and such electronically transmitted copy shall be legally effective to create a valid and binding agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective duly authorized representatives.

ADVEN INDUSTRIES INC.

Per:	/s/ Yanguang Yuan
	Name:	Yanguang Yuan
	Title:	Director

ADVEN BITUMEN INNOVATION INC.

Per:	/s/ Yanguang Yuan
	Name:	Yanguang Yuan
	Title:	Director

SCHEDULE A

Property Transferred:

Property Transferred	Cost Amount	Elected Amount	Fair Market Value
Solid Bitumen Technology	C$	C$	C$	720,000.00

Consideration Received:

Number and Class of Consideration Shares	Cost Amount	Paid Up Capital	Fair Market Value
26,000,000 class A voting common shares in the authorized capital of the Acquiror	C$	C$	C$	720,000.00